EXHIBIT 99.1

Hooker Furniture Reports Robust Income Gains on Higher Sales in Third Quarter

MARTINSVILLE, Va., Dec. 10, 2014 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $63.2 million and net income of $3.2 million, or $0.30 per share, for its fiscal 2015 third quarter ended November 2, 2014.

Net income increased 51.4%, or $1.1 million, and earnings per share increased 50% on a $4.0 million or 6.8% consolidated net sales increase, compared to the same period last year.

For the fiscal 2015 first nine months, net sales increased 5.1%, or $8.7 million, to $179.4 million. Net income increased nearly 40% or $2.3 million, to $8.3 million, or $0.77 per share compared to $0.55 per share in the prior-year period.

"It's very encouraging to enter the historically strong fourth quarter with this kind of top and bottom-line momentum," said Paul B. Toms Jr., chairman and chief executive officer. "Our overall performance for the first nine months is one of best in memory, and net sales were the highest in six years. It is especially gratifying to see casegoods leading the way in sales growth while continuing to improve operating profitability."

Consolidated operating profitability increased in the quarter and year to date periods by 54.7% and 38.9% respectively, driven primarily by the casegoods segment in each period.

In the fiscal 2015 quarter and year-to-date periods, net sales increases were driven by higher average selling prices, while consolidated unit volume was essentially flat for the third quarter and decreased slightly for the year-to-date period. "The growth we are seeing in casegoods is having a positive impact on consolidated results," added Toms. "A number of factors are contributing to sales momentum in casegoods, including the strength of our product line, the shipment of several top-selling April market introductions during the quarter, a good inventory position on best sellers, some national digital advertising campaigns during the year and overall improvement in the casegoods market as housing activity increases."

"An uptick in incoming orders that began in August continued throughout the third quarter resulting in a nearly 8% increase," Toms said.

Gross profit increased in the quarter and nine-month periods, both as a percentage of net sales and in absolute terms, due to net sales increases in all segments, lower casegoods segment discounting and, for the quarter, lower upholstery segment cost of goods sold as a percentage of net sales due to higher net sales, improved material utilization and lower overhead costs.

Selling and administrative expenses were essentially flat as a percentage of net sales, but increased in absolute terms for the quarter and year-to-date periods. A variety of factors contributed to the higher expenses, including higher selling expenses due to increased net sales.

The Company's "all other" operating segment, which includes Hooker's new business ventures, H Contract and Homeware, contributed net sales of $1.6 million in the fiscal 2015 third quarter and $3.7 million for the year-to-date period. Operating losses for these ventures totaled $209,000 and $885,000 for the fiscal 2015 third quarter and year-to-date period, respectively. "H Contract is operationally profitable and gaining momentum, with both sales and incoming orders increasing," Toms said. "We're still investing significant amounts in building brand awareness and website traffic for Homeware, and have not yet reached break-even in that operation."

Cash, Inventory and Debt

"We feel good about the composition of our inventories with a strong mix of best sellers, which has allowed us to drive sales gains. Overall, we have been more disciplined and collaborative in our inventory management process, which has put us in a better service position with less obsolescence."

The Company generated approximately $16 million in operating cash flow during the first nine-months of fiscal 2015 and cash and cash equivalents stood at $33.3 million at November 2, 2014, up $9.4 million from February 2, 2014.

The Company had no long-term debt at November 2, 2014 and had $13.1 million available on its $15.0 million revolving credit facility, net of $1.9 million reserved for standby letters of credit.

Business Outlook

"Based on the sales order momentum of last quarter and so far in the fiscal 2015 fourth quarter, we have an optimistic outlook for the remainder of the year," said Toms. "This November, which was the first month of our Fiscal 2015 fourth quarter, consolidated incoming orders were up about 10%.

"In the larger economic outlook, it's hard to find many negatives, as housing steadily improves, consumer confidence is up and the stock market is at an all-time high. Therefore, we expect and are planning for stronger business in the near term," Toms said.

Dividends

On December 1, 2014, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on December 29, 2014 to shareholders of record at December 15, 2014.

Conference Call Details

Hooker Furniture will present its fiscal 2015 third quarter results via teleconference and live internet web cast on Wednesday afternoon, December 10, 2014 at 1:30 PM Eastern Time. The dial-in number for domestic callers is 877-665-2466 and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2013 shipments to U.S. retailers, Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 90th year of business. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture primarily in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating product lines include: Bradington-Young, a specialist in upscale motion and stationary leather furniture; Sam Moore Furniture, a specialist in fabric upholstery with an emphasis on cover-to-frame customization; and Hooker Upholstery, which focuses on imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers direct-to-consumer, customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, and hcontractfurniture.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) our ability to successfully implement our business plan to increase sales and improve financial performance; (3) the cost and difficulty of marketing and selling our products in foreign markets; (4) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (5) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (6) when or whether our new business initiatives, including, among others, H Contract and Homeware, become profitable; (7) price competition in the furniture industry; (8) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (9) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (10) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (12) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (13) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (14) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (15) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (16) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (17) capital requirements and costs; (18) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (19) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (20) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; and (21) higher than expected employee medical costs. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2,	November 3,	November 2,	November 3,
	2014	2013	2014	2013

Net sales	$ 63,168	$ 59,125	$ 179,447	$ 170,721

Cost of sales	47,137	45,527	134,149	129,950

Gross profit	16,031	13,598	45,298	40,771

Selling and administrative expenses	11,148	10,443	32,758	31,742

Operating income	4,883	3,155	12,540	9,029

Other income (expense), net	85	9	183	(45)

Income before income taxes	4,968	3,164	12,723	8,984

Income tax expense	1,764	1,048	4,443	3,054

Net income	$ 3,204	$ 2,116	$ 8,280	$ 5,930

Earnings per share:
Basic	$ 0.30	$ 0.20	$ 0.77	$ 0.55
Diluted	$ 0.30	$ 0.20	$ 0.77	$ 0.55

Weighted average shares outstanding:
Basic	10,742	10,724	10,733	10,721
Diluted	10,771	10,753	10,766	10,748

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2,	November 3,	November 2,	November 3,
	2014	2013	2014	2013

Net Income	$ 3,204	$ 2,116	$ 8,280	$ 5,930
Other comprehensive income:
Amortization of actuarial gain	(13)	(27)	(38)	(81)
Income tax effect on amortization of actuarial gains	11	10	20	30
Adjustments to net periodic benefit cost	(2)	(17)	(18)	(51)

Comprehensive Income	$ 3,202	$ 2,099	$ 8,262	$ 5,879

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
	November 2,
	2014	February 2,
	(unaudited)	2014
Assets
Current assets
Cash and cash equivalents	$ 33,328	$ 23,882
Accounts receivable, less allowance for doubtful accounts of $1,244 and $1,243, respectively	29,885	29,393
Inventories	47,432	49,016
Prepaid expenses and other current assets	3,034	2,413
Deferred taxes	1,472	1,664
Income tax recoverable	--	682
Total current assets	115,151	107,050
Property, plant and equipment, net	22,979	23,752
Cash surrender value of life insurance policies	20,053	18,891
Deferred taxes	4,063	4,051
Intangible assets	1,382	1,382
Other assets	2,077	355
Total assets	$ 165,705	$ 155,481

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 9,325	$ 7,077
Accrued salaries, wages and benefits	4,092	3,478
Accrued commissions	899	934
Customer deposits	724	659
Income tax accrual	1,167	--
Other accrued expenses	896	759
Total current liabilities	17,103	12,907
Deferred compensation	8,072	7,668
Income tax accrual	141	103
Other long-term liabilities	343	--
Total long-term liabilities	8,556	7,771
Total liabilities	$ 25,659	$ 20,678

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,774 and 10,753 shares issued and outstanding on each date	17,795	17,585
Retained earnings	122,171	117,120
Accumulated other comprehensive income	80	98
Total shareholders' equity	140,046	134,803
Total liabilities and shareholders' equity	$ 165,705	$ 155,481

TABLE IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For The
	Thirty-Nine Weeks Ended
	November 2,	November 3,
	2014	2013
Operating Activities:
Net income	$ 8,280	$ 5,930
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,927	1,818
(Gain) on disposal of assets	(37)	(6)
Deferred income tax expense (benefit)	274	(331)
Non-cash restricted stock and performance awards	405	500
Provision for doubtful accounts	728	191
Changes in assets and liabilities
Trade accounts receivable	(1,220)	1,536
Inventories	1,584	877
Income tax recoverable	682	--
Gain on life insurance policies	(586)	(480)
Prepaid expenses and other current assets	(612)	46
Trade accounts payable	2,248	880
Accrued salaries, wages and benefits	614	(248)
Accrued income taxes	1,167	(519)
Accrued commissions	(35)	(229)
Customer deposits	65	--
Other accrued expenses (income)	139	(317)
Deferred compensation	136	139
Other long-term liabilities	41	--
Net cash provided by operating activities	15,800	9,787

Investing Activities:
Purchases of property, plant and equipment	(2,460)	(2,608)
Proceeds received on notes for sale of assets	24	30
Acquisition of Homeware.com URL	--	(125)
Proceeds from sale of property and equipment	69	31
Premiums paid on life insurance policies	(758)	(802)
Proceeds received on life insurance policies	--	516
Net cash used in investing activities	(3,125)	(2,958)

Financing Activities:
Cash dividends paid	(3,229)	(3,225)
Net cash used in financing activities	(3,229)	(3,225)

Net increase in cash and cash equivalents	9,446	3,604
Cash and cash equivalents at the beginning of year	23,882	26,342
Cash and cash equivalents at the end of quarter	$ 33,328	$ 29,946

Supplemental schedule of cash flow information:
Income taxes paid, net	$ (2,311)	$ (3,904)
CONTACT: For more information, contact:
         Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul Huckfeldt, Senior Vice-President, Chief Financial Officer
         Phone: (276) 632-2133